Exhibit 8.1

301 East Fourth Street, Suite 3500

Great American Tower

Cincinnati, Ohio 45202

513.723.4000 | www.vorys.com

Founded 1909

January 19, 2018

ASB Financial Corp.

503 Chillicothe Street

Portsmouth, Ohio 45662

Ladies and Gentlemen:

You have requested our opinion as to the material United States federal income tax consequences of the merger (the “Merger”) of ASB Financial Corp., an Ohio corporation (“ASB”) with and into Peoples Bancorp Inc., an Ohio corporation (“Peoples”), pursuant to the Agreement and Plan of Merger, dated as of October 23, 2017, by and between Peoples and ASB (the “Agreement”). All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Agreement.

In rendering this opinion, we have examined the originals or certified, conformed, or reproduction copies of, and have relied upon the accuracy of, without independent verification or investigation: (i) the Agreement, (ii) the statements and representations contained in: (a) the Certificate of Representations of Peoples, executed by a duly authorized officer of Peoples and dated as of the date hereof, and (b) the Certificate of Representations of ASB, executed by a duly authorized officer of ASB and dated as of the date hereof (collectively, the “Certificates”), (iii) the Registration Statement of Peoples on Form S-4, and the proxy statement of ASB and the prospectus of Peoples included therein, filed with the Securities and Exchange Commission on December 14, 2017, as amended thereafter (the “Registration Statement”), and (iv) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In connection with our review of the Agreement, the Certificates, the Registration Statement, and the other documents referenced above, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, the uniformity with authentic originals of all items submitted to us as copies, and the conformity to final versions of all items submitted to us in draft version. We also have assumed, without independent verification or investigation, that: (i) we have been provided with true, correct, and complete copies of all such documents, (ii) none of such documents has been amended or modified, (iii) all such documents are in full force and effect in accordance with the terms thereof, (iv) there are no other documents which affect the opinion hereinafter set forth, and (v) the documents reviewed by us reflect the entire agreement of the parties hereto with respect to the subject matter thereof. In addition, we assume that all representations made to the knowledge of any person or entity or with similar qualification are, and will be as of the Effective Time (as defined below), true and correct as if made without such qualification and that neither Peoples nor ASB will notify us at

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ASB Financial Corp.

January 19, 2018

or before the Effective Time that any statement or representation made in a Certificate is no longer complete and accurate. Finally, we assume that any holder of ASB Common Shares who demands and perfects dissenters’ rights with respect to such shares (“Dissenting Shares”) will receive an amount per share that will not exceed the Per Share Cash Consideration (as defined below).

Our opinion is based on the understanding that the relevant facts are, and will be as of the Effective Time, as set forth in this opinion. If this understanding is incorrect or incomplete in any respect, our opinion may be affected. Our opinion also is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Department regulations promulgated thereunder, case law, and rulings of the Internal Revenue Service (the “IRS”) as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after any such change, our opinion would not be different. Our opinion is not binding on the IRS or the courts, and no ruling has been, or will be, requested from the IRS as to any federal income tax consequence described below.

DESCRIPTION OF THE MERGER

The Merger shall become effective, subject to the satisfaction or waiver of the conditions set forth in the Agreement, upon the latest to occur of the following: (i) the filing of a certificate of merger with the Office of the Secretary of State of the State of Ohio, or (ii) such later date and time as may be set forth in such certificate of merger (such date being the “Effective Date”). As a result of the Merger, Peoples will be the surviving corporation, and the separate corporate existence of ASB will cease.

As of October 23, 2017, the authorized capital stock of ASB consisted of (i) 4,000,000 common shares, without par value (the “ASB Common Shares”), of which 1,979,034 shares were issued and outstanding (including 110,683 shares held by ASB Financial Corp. Employee Stock Ownership Plan & 401(k) Plan), and (ii) 1,000,000 preferred shares, without par value, none of which were issued and outstanding. As of October 23, 2017, 645,868 ASB Common Shares were held as treasury shares by ASB or its subsidiaries.

As of September 30, 2017, the authorized capital stock of Peoples consisted of (i) 24,000,000 common shares, without par value (the “Peoples Common Shares”), of which 18,948,358 shares were issued and outstanding, and (ii) 50,000 preferred shares, without par value, none of which were issued and outstanding. As of October 23, 2017, Peoples had reserved the following number of Peoples Common Shares for issuance: (a) 456,806 for the Peoples Equity Plan, (b) 482,938 for its dividend reinvestment plan, (c) 63,951 for the Peoples Board Deferred Compensation Plan, and (iv) 259,415 for the Peoples’ Employee Stock Purchase Plan. As of September 30, 2017, 703,530 Peoples Common Shares were held as treasury shares by Peoples.

ASB Financial Corp.

January 19, 2018

At the time on the Effective Date when the Merger shall become effective (the “Effective Time”), and automatically by virtue of the Merger and without any action on the part of ASB or the holders of record of ASB Common Shares, each ASB Common Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, at the election of the holder thereof, the following: (i) 0.5920 Peoples Common Shares (the “Per Share Stock Consideration”), or (ii) cash in the amount of $20.00 (the “Per Share Cash Consideration”); provided that any ASB Common Shares held by ASB or any of its subsidiaries other than in a fiduciary capacity or as a result of debts previously contracted in good faith, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor; and provided further, however, that the Agreement sets forth procedures for the adjustment of the mix of Peoples Common Shares and cash elected to be received by the holders of ASB Common Shares to ensure that no more than 15% of the ASB Common Shares are exchanged for the Per Share Cash Consideration, and that at least 85% of the ASB Common Shares are exchanged for the Per Share Stock Consideration. Any Dissenting Shares shall be deemed to have been converted into the right to receive the Per Share Cash Consideration for purposes of adjusting the consideration as described in this paragraph.

In addition, to preserve the status of the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Code, if the aggregate value of the Peoples Common Shares to be issued in connection with the Merger (excluding the value of fractional shares for which cash is to be paid pursuant to Section 3.03(i) of the Agreement), based upon the closing price of the Peoples Common Shares as reported on The Nasdaq Global Select Market on the trading day immediately preceding the Effective Date (the “Total Share Consideration”), would be less than forty percent (40%) of the sum of (i) the Total Share Consideration and the Total Cash Consideration (as defined below) (collectively, the “Total Consideration”), then Peoples shall increase the Total Stock Consideration and decrease the Total Cash Consideration proportionately and to the minimum extent necessary for the Total Stock Consideration to be equal to forty percent (40%) of the Total Consideration (calculated using such increased Total Share Consideration and decreased Total Cash Consideration). For this purpose “Total Cash Consideration” means the sum of (a) the total amount of Total Cash Consideration paid pursuant to Section 3.03(d)(i)(3) or 3.03(d)(ii) of the Agreement, (b) cash paid in lieu of fractional Peoples Common Shares pursuant to Section 3.03(i), and (c) cash paid to holders of Dissenting Shares.

The Agreement provides, as a condition to People’s obligation to close the Merger, that holders of not more than ten percent (10%) of the outstanding ASB Common Shares shall have perfected their dissenters’ rights under Section 1701.84 of the OGCL in connection with the transactions contemplated by the Agreement.

If, prior to the Effective Time, the outstanding Peoples Common Shares or ASB Common Shares shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization,

ASB Financial Corp.

January 19, 2018

recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there should be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Per Share Stock Consideration and the Per Share Cash Consideration to give holders of ASB Common Shares the same economic effect as contemplated by this Agreement prior to such event.

No certificates or scrip representing fractional Peoples Common Shares shall be issued in the Merger. In lieu thereof, each holder of ASB Common Shares who otherwise would be entitled to receive a fractional Peoples Common Share shall receive an amount of cash equal to the product obtained by multiplying (i) the fractional Peoples Common Share interest to which such holder otherwise would be entitled (after taking into account all ASB Common Shares held at the Effective Time by such holder), multiplied by (ii) the Per Share Cash Consideration.

Each of People’s and ASB’s obligations to effect the Merger is conditioned upon (i) the receipt of the requisite ASB shareholder approval, (ii) the receipt of the requisite regulatory approval, (iii) no issuance of an injunction or other order by any governmental authority which prohibits consummation of the transactions contemplated by the Agreement, (iv) the Registration Statement having been declared effective by the SEC and not subject to any stop order or any threatened stop order, and (v) the issuance of the Peoples Common Shares pursuant to the Merger having been qualified in every state where such qualification is required under applicable state securities law. ASB’s obligation to consummate the Merger is also subject to (a) the accuracy of Peoples’ representations and warranties under the Agreement as of the Effective Time, (b) the performance by Peoples of its obligations under the Agreement, (c) the authorization for listing on The NASDAQ Global Select Market of the Peoples Common Shares to be issued in the Merger, (d) the failure to occur of any event, circumstance or development that has had or could reasonably be expected to have a material adverse effect on Peoples, and (e) the receipt by ASB of a tax opinion of Vorys, Sater, Seymour and Pease LLP to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, Peoples’ obligation to consummate the Merger is subject to (1) the accuracy of ASB’s representations and warranties under the Agreement as of the Effective Time, (2) the performance by ASB of its obligations under the Agreement, (3) the receipt by ASB of requisite non-governmental consents, (4) the receipt by Peoples of a statement on behalf of ASB satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3), (5) the treatment of not more that ten percent (10%) of the outstanding ASB Common Shares as Dissenting Shares, (6) the failure of any governmental authority to commence or threaten in writing condemnation, eminent domain or similar proceedings with respect to real estate owned by ASB or its subsidiaries, and Peoples’ reasonable satisfaction with either (A) certain environmental test results, or (B) the remedy by ASB or its subsidiaries of certain environmental violations or potential violations, (7) ASB’s procuring of a policy of directors’ and officers’ liability insurance in accordance with the terms of the Agreement, (8) the completion of the Subsidiary Divestitures in accordance with the terms of the Agreement, and (9) the failure to occur of any event, circumstance or development that has had or could reasonably be expected to have a material adverse effect on ASB.

ASB Financial Corp.

January 19, 2018

OPINION

Based upon the foregoing, we are of the opinion that, under current law:

1.    The Merger will be a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Peoples and ASB each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

2.    No gain or loss will be recognized by Peoples or ASB as a result of the Merger.

3.    The tax basis of the assets of ASB in the hands of Peoples will be the same as the tax basis of such assets in the hands of ASB immediately prior to the Merger.

4.    The holding period of the assets of ASB to be received by Peoples will include the period during which such assets were held by ASB.

5.    A holder of ASB Common Shares receiving solely Peoples Common Shares in exchange for such holder’s ASB Common Shares (not including any cash received in lieu of fractional Peoples Common Shares) will recognize no gain or loss upon the receipt of such Peoples Common Shares.

6.    A holder of ASB Common Shares receiving solely cash in exchange for such holder’s ASB Common Shares will recognize gain or loss as if such holder had received such cash as a distribution in redemption of such holder’s ASB Common Shares, subject to the provisions and limitations of Section 302 of the Code.

7.    A holder of ASB Common Shares receiving both cash and Peoples Common Shares in exchange for such holder’s ASB Common Shares (not including any cash received in lieu of fractional Peoples Common Shares) will recognize gain, but not loss, in an amount not to exceed the amount of cash received (excluding cash received in lieu of fractional Peoples Common Shares). For purposes of determining the character of this gain, such holder will be treated as having received only Peoples Common Shares in exchange for such holder’s ASB Common Shares and as having redeemed immediately a portion of such Peoples Common Shares for the cash received (excluding cash received in lieu of fractional Peoples Common Shares). Unless the redemption is treated as a dividend under the principles of Section 302(d) of the Code (to the extent of such holder’s ratable share of the undistributed earnings and profits of ASB), the gain will be capital gain if the ASB Common Shares are held as a capital asset at the time of the Merger.

ASB Financial Corp.

January 19, 2018

8.    A holder of ASB Common Shares receiving cash in lieu of fractional Peoples Common Shares will recognize gain or loss as if such fractional Peoples Common Shares were distributed as part of the Merger and then redeemed by Peoples, subject to the provisions and limitations of Section 302 of the Code.

9.    The aggregate tax basis of Peoples Common Shares received by a holder of ASB Common Shares in the Merger (including fractional Peoples Common Shares, if any, deemed to be issued and redeemed by Peoples) generally will be equal to the aggregate tax basis of the ASB Common Shares surrendered in exchange therefor in the Merger, reduced by the amount of cash received by the holder in the Merger (excluding cash received in lieu of fractional Peoples Common Shares), and increased by the amount of gain recognized by the holder in the Merger (including any portion of the gain that is treated as a dividend, but excluding any gain or loss resulting from the deemed issuance and redemption of fractional Peoples Common Shares).

10.    The holding period of the Peoples Common Shares received by a holder of ASB Common Shares will include the period during which the ASB Common Shares surrendered in exchange therefor were held, provided the ASB Common Shares are a capital asset in the hands of the holder at the time of the Merger.

* * *

Our opinion is limited to the foregoing federal income tax consequences of the Merger, which are the only matters as to which you have requested our opinion. We do not address any other federal income tax consequences of the Merger or other matters of federal law and have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States. Furthermore, our opinion does not address any federal income tax consequences of the Merger that may be relevant to a holder of ASB Common Shares in light of that holder’s particular status or circumstances, including, without limitation, holders that are: (i) financial institutions, (ii) S corporations or other pass-through entities and investors in those entities, (iii) retirement plans (including, without limitation, the ASB ESOP & 401(k) Plan) or pension funds, (iv) insurance companies, (v) tax-exempt organizations, (vi) dealers or brokers in stocks and securities, or foreign currencies, (vii) traders in securities that elect to use the mark-to-market method of accounting, (viii) regulated investment companies, (ix) real estate investment trusts, (x) persons that exercise dissenters’ rights, (xi) persons who hold ASB Common Shares as part of a straddle, hedge, constructive sale, conversion transaction or other risk management transaction, (xii) persons that purchase or sell their ASB common shares as part of a wash sale, (xiii) expatriates or persons who have a functional currency other than the U.S. dollar, (xiv) foreign holders, (xv) persons that acquired their ASB Common Shares through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan, (xvi) persons subject to the alternative minimum tax, (xvii) persons who hold ASB Common Shares other than as capital assets, and (xviii) persons who receive Peoples Common Shares other than in exchange for ASB Common Shares. We undertake no responsibility to update this opinion.

ASB Financial Corp.

January 19, 2018

The opinion expressed herein is furnished specifically for you and your shareholders, and may not be relied upon, assigned, quoted, or otherwise used in any manner or for any purpose by any other person or entity without our specific prior written consent. Notwithstanding the preceding sentence, we hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to our firm in the Registration Statement under the captions “The Merger – Material U.S. Federal Income Tax Consequences of the Merger,” and “Legal Matters.” In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Vorys, Sater, Seymour and Pease LLP